Exhibit (j)(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment Nos. 63 and 65 to the Registration Statement No. 811-4707 on Form N-1A of Fidelity Advisor Series II, of our report dated February 5, 2003 appearing in the Annual Report to Shareholders of Fidelity Advisor Strategic Income Fund for the year ended December 31, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
February 21, 2003